Exhibit 10.5
SEPARATION AGREEMENT
1. Christopher J. Koziol (“Executive”) has been employed by JDA Software Group, Inc. (the “Company”) since July 1, 2005, and he is currently employed by the Company as its Chief Operating Officer pursuant to that certain Executive Employment Agreement, effective as of June 13, 2005, by and between the Company and Executive (the “Employment Agreement”). Executive and the Company have determined that they will terminate their employment relationship on July 31, 2009, and it is the Company’s desire to ensure that there is a smooth and orderly transition of Executive’s duties, to provide Executive with certain separation benefits that he would not otherwise be entitled to receive upon his retirement, and to resolve any claims that the parties have or may have against each other. Accordingly, Executive and the Company hereby agree to supersede and replace the Employment Agreement in its entirety with this Agreement. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to Michael Bridge at michael.bridge@jda.com) prior to that date.
2. Executive and the Company hereby agree that his employment with the Company will terminate effective August 3, 2009 (the “Termination Date”).
3. Executive and Company hereby agree that, subject to Executive’s strict compliance with all the terms of this Agreement, and to his extension of the release of claims in Paragraph 5 without revocation as described below and the execution of the Confidential Separation and Release Agreement attached hereto as Exhibit A (the “Release Agreement”), the Company will provide Executive with the following:
          (a) a lump sum severance payment of $897,646, which shall be subject to applicable withholding and paid to Executive on the day after the expiration of the Revocation Period in the Release Agreement, provided Executive has not revoked the Release Agreement, and shall be deemed to include (i) Executive’s current base salary for two (2) years ($574,750); (ii) base salary for a 60-day notice period ($47,896) and (iii) Executive’s cash bonus for 2009 of $275,000, which amount has been determined as assuming satisfaction of all performance based milestones at the 100% level by both the Company and Executive, without regard to actual level of performance. In addition, Executive will be paid the pro-rated portion of the 2009 bonus that has been earned based upon the year to date EBITDA performance, but has been unpaid through the end of the second quarter ($89,462). Executive will also be allowed to keep his laptop computer and his blackberry cell phone.
          (b) upon the Termination Date, Executive will be paid all of his accrued, unused paid time off that he earned during his employment with the Company;
          (c) the immediate acceleration of all unvested equity awards granted pursuant to the Company’s 2005 Performance Incentive Plan (“2005 Plan”) set forth on Exhibit B hereto, which in no event shall include any performance shares awards subject to the Company’s 2009 earnings before income tax, depreciation and amortization and the Company shall take, prior to the Effective Date, all action reasonably necessary to effect such acceleration under the 2005 Plan and applicable securities laws including Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934;
          (d) all of Executive’s stock options that have not otherwise terminated shall be exercisable until one month following the Termination Date;
          (e) in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following the Termination Date, the Company will pay the premiums for such coverage through the earlier of (i) the date that is 18 months following the Termination Date, or (ii) the first date on which Executive becomes eligible for other group health insurance coverage pursuant to Executive’s subsequent employment; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at his own expense;
          (f) outplacement assistance at the Company’s expense and reimbursement of outplacement and job search expenses (including, without limitation, travel expenses, recruiter fees, outplacement consultant fees, administrative expenses, etc.), provided, that the cost to the Company of such assistance and reimbursement of such expenses shall not exceed $10,000;
          (g) Section 7.5 of the Employment Agreement, Federal Excise Tax under Section 4999 of the Code, shall survive and continue to be effective, to the extent applicable, to payments to Executive under this Agreement. For the avoidance of doubt, this subsection (h) shall not imply that this Agreement is related to a change in control.
In the event of any material breach by Executive of any of the provisions of this Agreement, Executive shall not be entitled to receive any payments or benefits under this Paragraph 3, and his failure to receive any of these payments and/or benefits as a result of his material breach shall not affect or impair the validity of the remainder of this Agreement, including, but not limited to, Paragraphs 4 through 10. Executive acknowledges and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 3 or as otherwise provided pursuant to the terms of any applicable employee benefit plan or indemnification agreement.
4. In consideration of the payments and benefits described in Paragraph 3, Executive has executed the Release Agreement. Notwithstanding the executed Release Agreement, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under Delaware law.
5. As further consideration of the payments and benefits described in Paragraph 3, Executive agrees for the two-year period following the Effective Date (the “Covenant Period”) on the following:
          (a) Executive will not directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee work for any of the following companies or any entity that succeeds to any part of the business of any of the following companies that is in competition with the Company: i2 Technologies, Logility, Inc., Manhattan Associates, Inc., Oracle Corporation, SAP AG, or SAS. Executive acknowledges that this non-competition prohibition is reasonable in scope and duration. If a court of competent jurisdiction determines the scope or duration is unenforceable, the non-compete shall be reformed and modified to the extent required to render them valid and enforceable.
          (b) Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.
          (c) Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging, hiring or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with Company. Notwithstanding the previous sentence, Executive may give references for employees and tell headhunters the names of employees of Company, in either event, where the Executive is aware that the employee has been identified by Company as not being part of its long-term plans after a change of control of the Company.

6. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Proprietary Information and Inventions Agreement. On or before the Termination Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, credit cards, keys, programs, manuals, business plans, financial records, and all electronic or paper documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.
     Executive acknowledges and agrees that Executive has continuing non-disclosure obligations under the Proprietary Information and Inventions Agreement. Executive acknowledges and reaffirms Executive’s obligation to continue to abide fully and completely with all post-employment provisions of the Proprietary Information and Inventions Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Executive of such obligations.
7. Each of Executive and the Company agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of the Company, its employees and directors. Furthermore, the Company agrees that any announcement of Executive’s departure shall be subject to Executive’s reasonable approval. The Company shall respond to any inquiries regarding Executive’s employment by providing only information as to Executive’s job title, dates of employment, and salary.
8. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
9. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
10. This Agreement, together with the Release Agreement attached hereto as Exhibit A, and the Proprietary Information and Inventions Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or other equity agreements between the parties. Notwithstanding the foregoing, the Company confirms that the Agreement, dated July 1, 2005 by and between the Company and Executive regarding, inter alia, indemnification rights of Executive, remains in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN THE RELEASE AGREEMENT) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3, WHICH COMPENSATION AND BENEFITS HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: August 6, 2009	/s/ Christopher J. Koziol Christopher J. Koziol

Dated: August 6, 2009	JDA SOFTWARE GROUP, INC.

	By:	/s/ Hamish N. Brewer Hamish N. Brewer
President and Chief Executive Officer

EXHIBIT A
FORM OF
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
     This Confidential Separation and Release Agreement (“Agreement”) is between Christopher J. Koziol (“Executive”) and JDA Software Group, Inc. (the “Company”) (hereinafter the “parties”), and is entered into as of August ___, 2009. This Agreement will not become effective until the expiration of seven (7) days from Executive’s execution of this Agreement (the “Effective Date”).
     WHEREAS, Executive has been employed by the Company as Chief Operating Officer:
     WHEREAS, the Company and Executive are entering into a Confidential Separation Agreement (the “Separation Agreement”) dated on the date hereof, which provides for, among other things, certain severance benefits and for Executive’s employment with the Company to cease as of the date set forth therein (the “Termination Date”);
     WHEREAS, the Company and Executive desire to avoid disputes and/or litigation regarding Executive’s termination from employment or any events or circumstances preceding or coincident with the termination from employment;
     WHEREAS, the Company and Executive have agreed upon the terms on which Executive is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Executive may have against the Company and on which the Company is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which the Company may have against Executive; and
     WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company, and the termination thereof.
     NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Executive’s employment with the Company will terminate upon the following terms:
     1. General Release: Executive for himself and his assigns hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns (the “Company Parties”), and the Company for itself and the Company Parties hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Executive and his assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Executive’s employment by the Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory.

     2. Covenant Not to Sue: The parties also COVENANT NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against the other party or any of the released parties based upon any of the claims released in this Agreement.
     3. Right to Revoke: Either party may revoke this Agreement by notice to the other party, in writing, received within seven (7) days of the date of its execution by Executive (the “Revocation Period”). Executive agrees that Executive will not receive the benefits provided by the Separation Agreement if Executive revokes this Agreement. Executive also acknowledges and agrees that if the Company has not received from Executive notice of Executive’s revocation of this Agreement prior to the expiration of the Revocation Period, Executive will have forever waived Executive’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.
     4. Acknowledgement: Executive acknowledges and agrees that: (A) except as provided by this Agreement and the Separation Agreement, no additional consideration, including salary, wages, bonuses or stock options, is to be paid to his by the Company in connection with this Agreement and the Separation Agreement; (B) except as provided by this Agreement and the Separation Agreement, Executive has no contractual right or claim to the severance payments described herein and therein; and, (C) payments pursuant to this Agreement and the Separation Agreement shall terminate immediately if Executive breaches any of the provisions of this Agreement or the Separation Agreement.
     5. Non-Admissions: The parties acknowledge that by entering into this Agreement, the other party does not admit, and does specifically deny, any violation of any local, state, or federal law.
     6. Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.
     7. Entire Agreement: This Agreement, along with the Proprietary Information and Inventions Agreement and the Separation Agreement constitute the entire agreement between the Executive and the Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
     8. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except where preempted by federal law.
     9. Statement of Understanding: By executing this Agreement, Executive acknowledges that (a) Executive has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Executive’s right to do so by executing this Agreement and returning it to the Company; (b) Executive has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) Executive has consulted with, or has had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (e) Executive has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement and the Separation Agreement, Executive has no contractual right or claim to the benefits and payments described herein and therein; (g) the consideration provided for herein is good and valuable; and (h) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED in                                         , this day of August ___, 2009.

Christopher J. Koziol
EXECUTED in                                         , this day of August ___, 2009.

JDA SOFTWARE GROUP, INC.

By:	Hamish N. Brewer
President and Chief Executive Officer

EXHIBIT B
EQUITY AWARDS PURSUANT TO THE COMPANY’S
2005 PERFORMANCE INCENTIVE PLAN SUBJECT TO VESTING ACCELERATION

			Unvested Shares
			Subject to Award
			Automatically
		Shares Subject to	Vesting as of the
Type of Award	Date of Grant	Award	Effective Date
Restricted Stock Units	3/13/07	45,788	5,722
Restricted Stock Units	5/14/07	6,058	761
Performance Shares	2/7/08	20,945	7,856